UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 12, 2025

AMPHENOL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

358 Hall Avenue, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	APH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2025, Amphenol Corporation (the “Company”) issued and sold $750,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2028 (the “Notes”), pursuant to the Company’s Registration Statement on Form S-3 (No. 333-270605), including the related prospectus dated March 16, 2023, as supplemented by the prospectus supplement dated June 9, 2025. The Notes were sold in an underwritten public offering pursuant to an underwriting agreement, dated June 9, 2025, by and between the Company and Citigroup Global Markets Inc., Mizuho Securities USA LLC and TD Securities (USA) LLC, as representatives of the several Underwriters named in Schedule A thereto.

On June 11, 2025, the Company announced the pricing of its offering of €600,000,000 aggregate principal amount of 3.125% Senior Notes due 2032 (the “Euro Notes”). The closing of the offering of the Euro Notes (the “Euro Notes Offering”) is expected to occur on June 16, 2025, subject to the satisfaction of customary closing conditions. The Euro Notes Offering is being made by means of a separate prospectus supplement. The completion of the Euro Notes Offering is not conditioned on the consummation of the offering of the Notes. There can be no assurance that the Euro Notes Offering will be completed on the terms described in the prospectus supplement for the Notes, or at all. This Current Report on Form 8-K is not an offer to sell or a solicitation of an offer to buy any Euro Notes being offered in the Euro Notes Offering.

The Company received net proceeds from the offering of the Notes, after deducting the underwriting discounts and estimated offering expenses payable by the Company, of approximately $744.5 million. The Company intends to use the net proceeds from the offering of the Notes and the offering of the Euro Notes to repay borrowings under the Company’s U.S. commercial paper program and for general corporate purposes.

The Notes were issued pursuant to an indenture dated as of March 16, 2023 (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and certain of the terms of the Notes were established pursuant to an Officers’ Certificate dated June 12, 2025 (the “Officers’ Certificate”), in accordance with the Indenture. The Indenture and Officers’ Certificate contain certain covenants and events of default and other customary provisions.

The Notes bear interest at a rate of 4.375% per year. Interest on the Notes is payable semi-annually on June 12 and December 12 of each year, beginning on December 12, 2025. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding May 28 and November 27. The Notes will mature on June 12, 2028. Prior to May 12, 2028 (one month prior to the maturity date of the Notes), the Company may redeem, at its option, some or all of the Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, plus a “make-whole” premium. On or after May 12, 2028 (one month prior to the maturity date of the Notes), the Company may redeem, at its option, the Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. The Notes are unsecured, unsubordinated and rank equally in right of payment with all of the Company’s other unsecured unsubordinated senior indebtedness and senior obligations.

The above descriptions of the Indenture, the Officers’ Certificate and the Notes are qualified in their entirety by reference to the Indenture, the Officers’ Certificate and the Notes, copies of which are attached as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

The exhibits to this Current Report on Form 8-K (except for Exhibit 104) are hereby incorporated by reference in the Registration Statement (No. 333-270605).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing terms and conditions of the Indenture, the Officers’ Certificate and the Notes described in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 16, 2023, between Amphenol Corporation and U.S. Bank Trust Company, National Association, as trustee (filed as Exhibit 4.1 to the Form S-3 filed on March 16, 2023)

4.2	Officers’ Certificate, dated June 12, 2025, establishing the Notes pursuant to the Indenture

4.3	Form of Global Note for the Notes

5.1	Opinion of Latham & Watkins LLP regarding the legality of the Notes issued by Amphenol Corporation

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPHENOL CORPORATION

By:	/s/ Craig A. Lampo
Craig A. Lampo
Senior Vice President and Chief Financial Officer

Date: June 12, 2025